Exhibit 5.1

November 14, 2012

ServiceNow, Inc.

4810 Eastgate Mall

San Diego, CA 92121

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) filed by ServiceNow, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 14, 2012, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 2,702,500 shares of the Company’s Common Stock, $0.001 par value per share (the “Selling Stockholders’ Shares”) that will be sold by certain selling stockholders of the Company (the “Selling Stockholders”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on July 5, 2012 (the “Restated Certificate”);

(2)	the Company’s Restated Bylaws, as certified by the Company’s Secretary on July 5, 2012 (the “Restated Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the underwriting agreement to be entered into by and among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC, as representative of the several underwriters;

(5)	the minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and the Company’s stockholders (the “Stockholders”) provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Restated Certificate and (ii) the Restated Bylaws;

(6)	the minutes of meetings and actions by written consent of the Board and stockholders that are contained in the Company’s minute books that are in our possession, together with resolutions to be adopted by the Board in connection with the original sale and issuance of the Selling Stockholders’ Shares;

ServiceNow, Inc.

November 14, 2012

(7)	the stock records that the Company has provided to us (consisting of a list of stockholders, optionholders and restricted stock unit holders that was prepared by the Company and dated as of November 13, 2012, respecting the Company’s capital stock and any rights to purchase capital stock and verifying the number of such issued and outstanding securities) and a certificate of Computershare Trust Company, N.A., the Company’s transfer agent, dated November 9, 2012 regarding the Company’s issued and outstanding shares of Common Stock as of October 30, 2012;

(8)	the agreements pursuant to which the Selling Stockholders’ Shares were originally issued;

(9)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated November 14, 2012, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware (the “Certificate of Good Standing”);

(10)	a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”);

(11)	the forms of custody agreements and powers of attorney to be signed by the Selling Stockholders in connection with the sale of the Selling Stockholders’ Shares described in the Registration Statement; and

(12)	the Certificate of Merger of Service-now.com, a California corporation, with and into the Company, as filed with the Delaware Secretary of State on May 22, 2012.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

ServiceNow, Inc.

November 14, 2012

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of California, the existing Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Management Certificate.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any Selling Shareholders’ Shares, the Registration Statement will have been declared effective under the Securities Act, that the Selling Shareholders’ Shares will have been registered under the Securities Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such Selling Shareholders’ Shares.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The up to 2,702,500 Selling Stockholders’ Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

ServiceNow, Inc.

November 14, 2012

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Robert A. Freedman
Robert A. Freedman, a Partner